Exhibit 10.37

NOBLE ENERGY, INC. 2017 LONG-TERM INCENTIVE PLAN
CASH-SETTLED RESTRICTED STOCK UNIT AWARD NOTICE
[3-YEAR CLIFF VESTED]

You, the Participant named below, have been awarded the following award of Restricted Stock Units (the “RSUs”) and associated Dividend Equivalent Cash Rights on the terms and conditions set forth below and in accordance with the Restricted Stock Unit Award Agreement to which this Cash-Settled Restricted Stock Unit Award Notice is attached (the “Agreement”) and the Noble Energy, Inc. 2017 Long-Term Incentive Plan (the “Plan”):

Participant Name:

Number of RSUs Awarded:

Award Date:

Vesting Date:	The third anniversary of the Award Date

Please note that this Cash-Settled Restricted Stock Unit Award Notice serves as your notice of the Award and is for your personal files. You are not required to sign and return any documents. You will be deemed to accept the Award unless you promptly notify the compensation department of Noble Energy, Inc. in writing that you reject the Award. By accepting this Award, you are agreeing to be bound by the terms of this Cash-Settled Restricted Stock Unit Award Notice, the Agreement and the Plan.

NOBLE ENERGY, INC.

David L. Stover
President and CEO

NOBLE ENERGY, INC.
2017 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Agreement”), made and entered into as of the Award Date (as set forth on the Cash-Settled Restricted Stock Unit Award Notice), is by and between Noble Energy, Inc., a Delaware corporation (“Noble”), and the Participant named in the Cash-Settled Restricted Stock Unit Award Notice pursuant to the Noble Energy, Inc. 2017 Long-Term Incentive Plan (the “Plan”).

1.    Award of RSUs. Effective as of the Award Date, Noble hereby awards to Participant, and Participant hereby accepts, an award (“Award”) of RSUs and Dividend Equivalent Cash Rights described in Section 2 below on the terms and conditions and subject to the restrictions, including forfeiture, set forth in this Agreement, the Cash-Settled Restricted Stock Unit Award Notice and the Plan. Each RSU represents the right to receive an amount of cash equal to the Fair Market Value of one share of Common Stock as of the Actual Vesting Date (as defined below).

2.    Dividend Equivalent Cash Rights. In the event that, prior to the Actual Vesting Date, Noble declares and pays any cash dividends in respect of its outstanding shares of Common Stock, the Dividend Equivalent Cash Rights entitle Participant to receive, on the Actual Vesting Date with respect to each RSU vesting on such date, an additional cash payment equal to the total amount of cash dividends paid by Noble with respect to a share of its Common Stock during the period beginning on the Award Date and ending on the Actual Vesting Date with respect to such RSU, without interest or adjustment for the passage of time from the date of any such cash dividend. For the avoidance of doubt, no Dividend Equivalent Cash Rights will result from declared but unpaid dividends.

3.    Vesting and Forfeiture/Payment.

(a)    Until the Vesting Date or, if earlier, the date on which the RSUs and Dividend Equivalent Cash Rights vest pursuant to this Agreement and the provisions of the Plan, including terms providing for earlier vesting in certain circumstances (such earlier date, the “Actual Vesting Date”), the RSUs and Dividend Equivalent Cash Rights are subject to being forfeited by Participant.

(b)    As soon as practicable (but in no event later than 30 days) following the Actual Vesting Date, Noble will make a lump sum cash payment to Participant (or in the event of Participant’s death, to Participant’s estate) in an amount equal to the sum of (i) the Fair Market Value of one share of Common Stock as of the Actual Vesting Date multiplied by the number of vested RSUs, plus (ii) the amount of any related Dividend Equivalent Cash Rights. Notwithstanding the preceding sentence, in the event that the Board determines that making all or a portion of the payment under this Section would jeopardize the ability of Noble to continue as a going concern, the Board may delay such payment or portion thereof until the making of the payment or portion thereof would no longer have such effect. The Award will cease to be outstanding upon the earlier of forfeiture or upon payment with respect to the Award.

(c)    Immediately after termination of Participant’s employment or service with Noble and its Affiliates, all RSUs and Dividend Equivalent Cash Rights as to which the restrictions applicable hereunder have not by that time been removed or are not as of such date being removed pursuant to the Cash-Settled Restricted Stock Unit Award Notice and this Agreement or the applicable provisions of the Plan will be forfeited, and neither Participant nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives will have any rights whatsoever in and to any of the forfeited RSUs or Dividend Equivalent Cash Rights.

4.    No Rights As Shareholder. The Award is not an equity interest in Noble and will not entitle Participant to any voting rights, rights upon liquidation or other rights of shareholders of Noble.

5.    Withholding Taxes. Noble and its Affiliates will, to the extent permitted by law, have the right to deduct from any payments made hereunder any federal, state or local taxes required to be withheld on account of amounts payable hereunder.

6.    Effect on Employment or Services. Nothing contained in the Plan or in this Agreement will confer upon Participant any right with respect to the continuation of his or her employment by or service with Noble or an Affiliate, or interfere in any way with the right of Noble or an Affiliate, (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment or service or to increase or decrease the compensation of Participant from the rate in existence at the date of this Agreement.

7.    The Plan and Cash-Settled Restricted Stock Unit Award Notice. The terms and provisions of the Plan and the attached Cash-Settled Restricted Stock Unit Award Notice are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan will control. Capitalized terms used in this Agreement and not otherwise defined in this Agreement or the Cash-Settled Restricted Stock Unit Award Notice will have the respective meanings assigned to such terms in the Plan.

8.    Assignment/Transferability. Noble may assign all or any portion of its rights and obligations under this Agreement. The Award and the rights and obligations of Participant under this Agreement may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by Participant other than by will or the laws of descent and distribution.

9.    Binding Effect/Governing Law. This Agreement will be binding upon and inure to the benefit of (i) Noble and its successors and assigns, and (ii) Participant and his or her heirs, devisees, executors, administrators and personal representatives. This Agreement will be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except as superseded by federal law.

10.    Compensation Recoupment Policy. By accepting the Award, Participant hereby acknowledges and agrees that Participant and the Award are subject to Noble’s compensation recoupment policy as contained in Noble’s Code of Conduct (the “Policy”), as amended from time to time, and the terms and conditions of the Policy are hereby incorporated by reference into this Agreement.

11.    Funding. The Award is unfunded. Participant’s right to receive payment hereunder will be no greater than the right of an unsecured creditor of Noble and Participant will not have any rights in or against specific assets of Noble.

12.    Code Section 409A. The Award is intended to be exempt from Section 409A of the Code and any ambiguities herein will be interpreted, to the extent possible, in a manner consistent therewith.